Exhibit 5.2

April 22, 2004

Morris Publishing Group, LLC

Morris Publishing Finance Co.

and the Guarantors listed

on Schedule I attached hereto

c/o Morris Publishing Group, LLC

725 Broad Street

Augusta, Georgia 30901

Hull, Towill, Norman, Barrett & Salley, P.C.

801 Broad Street, 7th Floor

Augusta, Georgia 30901

Re: Morris Publishing Group, LLC and Morris Publishing

Finance Co. $300,000,000 aggregate principal amount of 7%

Senior Subordinated Notes due 2013

Ladies and Gentlemen:

You have requested us to provide you with our legal opinion under New York law as New York lawyers as to the enforceability of $300,000,000 aggregate principal amount of 7% Senior Subordinated Notes due 2013 (the “Exchange Notes”) of Morris Publishing Group, LLC and Morris Publishing Finance Co. (the “Issuers”) to be issued under the Indenture dated as of August 7, 2003 (the “Indenture”), by and among the Issuers, the Guarantors named therein (the “Guarantors”) and Wachovia Bank, National Association, as trustee (the “Trustee”), as well as the Guarantees (the “Exchange Guarantees”) to be issued in favor of the holders of the Exchange Notes and the Trustee by the Guarantors. We understand that Hull, Towill, Norman, Barrett & Salley, P.C. has acted as counsel to the Issuers and in connection with the filing of a Registration Statement on Form S-4 (such registration statement, together with each document incorporated by reference therein, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), and the proposed issuance of the Exchange Notes and the Exchange Guarantees to be issued in favor of the holders of the Exchange Notes and the Trustee by the Guarantors in connection with the exchange offer set forth in the Registration Statement (the “Exchange Offer”) pursuant to which the Exchange Notes will be issued for a like principal amount of the Issuers’ outstanding 7% Senior Subordinated Notes due 2013 (the “Private Notes”).

We have examined such corporate records, documents, certificates and instruments as we deemed necessary and appropriate to enable us to render the opinion expressed below.

We advise you that, in our opinion:

(a) When the Exchange Notes are executed by the Issuers and authenticated by the Trustee in accordance with the provisions of the Indenture and issued and delivered by the Issuers in exchange for the Private Notes in accordance with the Exchange Offer in the manner described in the Registration Statement, the Exchange Notes will be enforceable in accordance with their terms, except that (a) the enforceability thereof may be subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other similar laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

(b) When the Exchange Notes are executed by the Issuers and authenticated by the Trustee in accordance with the provisions of the Indenture and delivered by the Issuers, the Exchange Notes will be entitled to the benefits of the Exchange Guarantees, and the Exchange Guarantees will be enforceable against the Guarantors in accordance with their terms, except that (a) the enforceability thereof may be subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other similar laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

In rendering the opinions set forth above, we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York. We, together with you, have received an opinion from Hull, Towill, Norman, Barrett & Salley, P.C. to the effect that the Exchange Notes and the Exchange Guarantees have been duly authorized by, and will be valid and binding obligations of, each of the Issuers and each of the Guarantors, respectively, under the applicable laws of each such entity’s jurisdiction of incorporation or organization, as the case may be, upon which, and with permission, we have relied.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the limited reference of our firm under the caption “Legal Matters” in the Registration Statement and the prospectus forming a part thereof. Our consent to such reference does not constitute a consent under Section 7 of the Act and in consenting to such reference you acknowledge that we have not reviewed and that we have not certified as to any part of the Registration Statement and that we do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the Securities and Exchange Commission thereunder. This opinion supercedes in all respects our opinion dated and delivered to you January 27, 2004.

Very truly yours,

/s/    Cahill Gordon & Reindel LLP

Schedule I

Yankton Printing Company

Broadcaster Press, Inc.

The Sun Times, LLC

Homer News, LLC

Log Cabin Democrat, LLC

Athens Newspapers, LLC

Southeastern Newspapers Company, LLC

Stauffer Communications, Inc.

Florida Publishing Company

Southwestern Newspapers Company, L.P.

Fall Line Publishing, Inc.

The Blue Springs Examiner, LLC

The Examiner of Independence, LLC

The Newton Kansan, LLC

Oak Grove Shopper, LLC

The Oak Ridger, LLC

MPG Allegan Property, LLC

MPG Holland Property, LLC

MPG Holland Property, LLC